Exhibit 10.1

SHARE TRANSFER AGREEMENT

By

Alpha Financial Limited

And

Future FinTech (Hong Kong) Limited

Date: February 27, 2023

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (the “Agreement”) is made, effective as of the 27th day of February, 2023, by and between Alpha Financial Limited, a company incorporated in Hong Kong (the “Alpha Financial” or “Seller”) and Future FinTech (Hong Kong) Limited, a company incorporated in Hong Kong (“FTFT HK” or “Buyer”). Buyer and Seller are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

A. The Seller, Alpha Financial Limited, a limited company incorporated and existing under the laws of Hong Kong, with registration number 2299646, whose registered address is at Flat/Rm 10, 9/F, China Merchants Tower, Shun Tak Centre, 168-200 Connaught Rd, HK, is the sole owner and shareholder of Alpha International Securities (HONG KONG) Limited, a company incorporated in Hong Kong (“Alpha HK”), and the sole owner and shareholder of 阿尔法信息服务（深圳）有限公司 (Alpha Information Service (Shenzhen) Co., Ltd.*), a company established in the PRC (“Alpha SZ”);

B.   Alpha HK is a limited company incorporated and existing under the laws of Hong Kong, with registration number of 1346498 and registered address at Office C, 18 F, 235 Wing Lok Street Trade Centre, 235 Wing Lok Street, Sheung Wan, HK. The business of Alpha HK mainly focuses on three financial services sectors: (1) online brokerage services consisting of Hong Kong equities as well as US equities (2) the underwriting and distribution of securities for Hong Kong IPOs, and (3) the underwriting of US dollar-based bonds issued by Chinese municipal cities and companies in Hong Kong. Alpha HK is licensed by the Hong Kong Securities and Futures Commission to conduct Type 1 “Dealing in securities”, Type 2 “Dealing in futures contracts”, and Type 4 ”Advising on securities” regulated activities;

C.   Alpha SZ is a limited company established under the laws of the PRC, with Unified Social Credit Identifier of 91440300MA5DKQRA1X and registered address at 深圳市前海深港合作区前湾一路1号A栋201室(入驻深圳市前海商务秘书有限公司) (Room 201, Building A, No.1 Qianwan One Road, Qianhai Hong Kong-Shenzhen Cooperation Zone, Shenzhen, China (in Shenzhen Qianhai Business Secretary Co., Ltd.)). The principal business of Alpha SZ is provision of technical support services for Alpha HK.

D. The Buyer, Future FinTech (Hong Kong) Limited, is a limited company incorporated and existing under the laws of Hong Kong, with registration number of 2408229 and registered address at Room 1003, 10th Floor, Building 1, Lippo Center, 89 Queensway, Hong Kong, and is a wholly-owned subsidiary controlled by Future FinTech Group Inc., a publicly traded corporation (NASDAQ: FTFT), incorporated and existing under the laws of the State of Florida in the United States; and

E.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller has agreed to sell, and the Buyer has agreed to purchase, all of the issued and outstanding capital stock of Alpha HK and the entire equity interest in Alpha SZ from the Seller.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1. DEFINITIONS

1.1 Definitions.  The following terms have the following meanings in this Agreement, unless otherwise specified herein:

(a)	“Agreement” shall mean this Agreement, and all the exhibits and other documents attached or referred hereto, and all amendments and supplements, if any, hereto;

(b)	“Bank Account” shall mean the bank account that may be specified by the Seller from time to time.

(c)	“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specified as required to be exchanged at a later time;

(d)	“Closing Date” shall mean a date to be mutually agreed upon by the Parties in writing and, in accordance with Section 7 hereof, following the satisfaction or waiver by Buyer and Seller, as applicable, of each condition precedent set out in Section 5 hereof, provided that such date shall be no later than December 31, 2023, unless mutually agreed to in writing by the Parties;

(e)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(f)	“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC;

(g)	“HK Shares” shall mean all of the issued and outstanding capital stock of Alpha HK;

(h)	“HK Transaction” shall mean the purchase of HK Shares by Buyer from the Seller for the consideration described in Section 2 hereof;

(i)	“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(j)	“PRC” shall mean the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macau Special Administrative Region and Taiwan;

(k)	“Sale Shares” shall mean HK Shares and SZ Shares;

(l)	“SZ Shares” shall mean the entire equity interest in Alpha SZ;

(m)	“Taxes” shall mean all international, federal, state, provincial and local income taxes, capital gains taxes, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duties), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(n)	Transaction” shall mean the purchase of the Sale Shares by Buyer from the Seller for the consideration described in Section 2 hereof.

1.2 Currency.  All references to currency in this Agreement are to Hong Kong dollars, unless expressly stated otherwise.

2. OFFER, PURCHASE AND SALE OF SALE SHARES

2.1 Offer, Purchase and Sale of Sale Shares. Subject to the terms and conditions of this Agreement, the Seller hereby covenants and agrees to sell, assign and transfer to Buyer, and Buyer hereby covenants and agrees to purchase from the Seller, the Sale Shares at the Total Purchase Price set forth below in Section 2.2 hereof. The Buyer understands and agrees that the purchase of the HK Shares and the SZ Shares will result in the ownership through Alpha HK and Alpha SZ of all the assets and Liabilities of Alpha HK and Alpha SZ, respectively.

2.2 Consideration. The Parties agree that the price of the HK Shares shall be Fourteen Million and Ten Thousand Four Hundred Twenty One HONG KONG DOLLARS (HK$ 14,010,421) (the “HK Purchase Price”), which is primarily derived from the net equity value of Alpha HK stated in the CountAudit HK Report (defined in Section 3.7 hereof), and that the price of the SZ Shares shall be One Million Six Hundred Forty Nine Thousand Five Hundred Twenty Eight HONG KONG DOLLARS (HK$ 1,649,528 ) (the “SZ Purchase Price”, together with HK Purchase Price as the “Total Purchase Price”), which is primarily derived from the net equity value of Alpha SZ stated in the CountAudit SZ Report (defined in Section 3.8 hereof). For the avoidance of doubt, the Total Purchase Price of the Sale Shares shall be Fifteen Million Six Hundred Fifty Nine Thousand Nine Hundred and Forty Nine HONG KONG DOLLARS (HK$ 15,659,949 ).

2.3 Payment of Total Purchase Price.  The Total Purchase Price shall be payable by cash as follows: The Buyer shall pay 50% of the Total Purchase Price to the Seller within 5 working days after the formal signing of this Agreement; and the balance shall be paid by the Buyer within 5 working days after receipt by Buyer prior to December 31, 2023 (or such later date as the Parties may mutually agree in writing) of notice of the approval of the HK Transaction by the Hong Kong Securities and Futures Commission.

2.4 Closing.  The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date. The Closing Transaction shall not take place unless and until the board of the Buyer’s parent company, Future FinTech Group Inc., shall have approved the Transaction. The Closing shall not take place unless the Hong Kong Securities and Futures Commission grants approval of the HK Transaction. If the Hong Kong Securities and Futures Commission fails to give such approval within 365 days of this Agreement, the Seller shall refund the amount paid by the Buyer under this Agreement within 3 working days after the earlier of receiving the notice of failure or the expiration of 365 days unless the Buyer and the Seller mutually have agreed to extend such deadline. If the failure to obtain the approval from the Hong Kong Securities and Futures Commission is attributable to a material breach by the Buyer of the terms of this Agreement or fraud or willful malfeasance on the part of the Buyer, the amount of the Total Purchase Price theretofore paid will not be refunded.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof:

3.1 Organization of Alpha HK and Alpha SZ.

(a)	Alpha HK is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and authority to own and carry on its business as now being conducted. Alpha HK is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, or does business. Alpha HK does not own equity securities in any other person.

(b)	All of the HK Shares have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights, are fully paid and non-assessable, are not subject to preemptive rights, and were issued in full compliance with the laws of Hong Kong. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Alpha HK to issue any additional shares or other capital stock or other securities of, or rights in, or convertible into, whether upon the passage of time or otherwise, securities of, Alpha HK.

(c)	Alpha SZ is a corporation duly organized, validly existing and in good standing under the laws of the PRC and has the requisite corporate power and authority to own and carry on its business as now being conducted. Alpha SZ is duly qualified to do business and is in good standing as a PRC corporation in each of the jurisdictions in which it owns property, leases property, or does business. Alpha SZ does not own equity securities in any other person.

(d)	All of the SZ Shares have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights, are fully paid and non-assessable, are not subject to preemptive rights, and were issued in full compliance with the laws of the PRC. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Alpha SZ to issue any additional shares or other capital stock or other securities of, or rights in, or convertible into, whether upon the passage of time or otherwise, securities of, Alpha SZ.

3.2 Ownership of Equity.  Seller (i) has good and valid title to and beneficial ownership of the Sale Shares free and clear of all liens, pledges, security interests and encumbrances, (ii) has not granted any option, warrant or other right in or to any of the Sale Shares, and (iii) is not a party to any voting trust, voting agreement or shareholder agreement with respect to the Sale Shares.

3.3 Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Seller Documents”) to be signed by Seller. The execution and delivery of each of the Seller Documents by Seller have been duly authorized by Seller’s board of directors and approved by the shareholders owning majority voting power of the Seller. This Agreement has been, and the other Seller Documents when executed and delivered by Seller as contemplated by this Agreement will be, duly executed and delivered by Seller and this Agreement is, and the other Seller Documents when executed and delivered by Seller, as contemplated hereby will be, valid and binding obligations of Seller enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.4 Non-Contravention.  Neither the execution, delivery, and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	violate any provision of the articles of association, or any other constitutional documents of Alpha HK or Alpha SZ or the Seller or any applicable laws; or

(b)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to the Seller or Alpha HK or Alpha SZ or to any of their respective material property or assets; or

(c)	cause a breach of any indebtedness or other agreement of Alpha HK or Alpha SZ, or cause the acceleration of any Liability of Alpha HK or Alpha SZ.

3.5 Compliance with Laws. Each of Alpha HK and Alpha SZ is in material compliance with all laws and regulations of or from any governmental body in the place where the company is registered applicable to its business, assets, and employees (including directors). Save as disclosed in the due diligence report in respect of Alpha SZ prepared by Han Kun Law Offices dated February 16, 2023 (the “Alpha SZ LDD Report”), Alpha SZ is in material compliance with all laws and regulations of or from any governmental body in the place where the company is registered applicable to its business, assets, and employees (including directors).

3.6 No Brokers.  Neither Alpha HK, Alpha SZ nor Seller has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction.

3.7 Financial Statements of Alpha HK. To the best of Seller’s knowledge, the due diligence report in respect of Alpha HK prepared by CountAudit, Certified Public Accountants (Practising) (“CountAudit”), dated January 18, 2023 (the “CountAudit HK Report”) accurately states the Alpha HK’s assets and income for the fiscal year ended March 31, 2022, and the nine-month period ended December 31, 2022, and contains no misstatement of fact or omission of a fact the inclusion of which would be reasonably anticipated to be material to the Buyer’s determination to purchase the HK Shares. Alpha HK has no Liabilities, except: (a) those which are adequately reflected or reserved against in the CountAudit HK Report; and (b) those which have been incurred in the ordinary course of business consistent with past practice since December 31, 2022 and which are not, individually or in the aggregate, material in amount. Since December 31, 2022, Alpha HK has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to Alpha HK, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Alpha HK.

3.8 Financial Statements of Alpha SZ. To the best of Seller’s knowledge, the due diligence report in respect of Alpha SZ prepared by CountAudit dated January 18, 2023 (the “CountAudit SZ Report”) accurately states the Alpha SZ’s assets and income for the fiscal year ended March 31, 2022, and the nine-month period ended December 31, 2022 , and contains no misstatement of fact or omission of a fact the inclusion of which would be reasonably anticipated to be material to the Buyer’s determination to purchase the SZ Shares. Alpha SZ has no Liabilities, except: (a) those which are adequately reflected or reserved against in the CountAudit SZ Report; and (b) those which have been incurred in the ordinary course of business consistent with past practice since December 31, 2022 and which are not, individually or in the aggregate, material in amount. Since December 31, 2022, Alpha SZ has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to Alpha SZ, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of Alpha SZ.

3.9 Litigation.  Save as disclosed in the Alpha SZ LDD Report, there are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller, Alpha HK or Alpha SZ.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date hereof:

4.1 Organization and Good Standing. Buyer is duly incorporated, organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and carry on its business as now being conducted.

4.2 Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Buyer Documents”) to be signed by Buyer and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by its board of directors and approved by the shareholder of the Buyer. This Agreement has been, and the other Buyer Documents when executed and delivered by Buyer as contemplated by this Agreement will be, duly executed and delivered by Buyer and this Agreement is, and the other Buyer Documents when executed and delivered by Buyer, as contemplated hereby will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3 Information Concerning Alpha HK and Alpha SZ.  Other than in reliance upon Seller’s express representations and covenants in this Agreement and documents provided by Seller to the Buyer during the due diligence, Buyer is solely responsible for conducting its own due diligence with respect to Alpha HK’s and Alpha SZ’s liabilities and for gathering enough information upon which to base a decision in purchasing the Sale Shares. Buyer acknowledges that Seller has not made any representations with respect to Alpha HK or Alpha SZ or their status or as to the value or merit of an investment in the Sale Shares, except as explicitly stated in this Agreement. Buyer understands that the Sale Shares are sold “AS IS, WHERE IS”, without any representation or warranty except as explicitly stated in this Agreement.

4.4 Non-Contravention; Buyers’ Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a)	violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any third party to terminate or amend its obligations under, any contract to which Buyer is a party or by which it or its assets or properties are bound, or result in the creation of any encumbrance upon any of its assets or properties, which violation, breach, default or encumbrance would individually or in the aggregate materially impair or delay or prevent the consummation of the Transaction,

(b)	violate any applicable law of any governmental body having jurisdiction over Buyer, which violation would individually or in the aggregate materially impair or delay or prevent the consummation of the Transaction, or

(c)	other than the approval from the Hong Kong Securities and Futures Commission in respect of the HK Transaction, require the consent authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any governmental body or any third party, that has not been obtained, except as would not individually or in the aggregate materially impair or delay or prevent the consummation of the Transaction.

4.5  Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

4.6 Compliance with Laws. The Buyer is in material compliance with all laws and regulations of or from any governmental body applicable to the Transaction.

4.7 No Brokers.  Buyer has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction.

5. CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by Buyer.  The obligation of Buyer to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date to be mutually agreed upon by the Parties in writing and in accordance with Section 7 hereof. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Buyer and may be waived by Buyer in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)	Covenants of Seller. Seller shall have caused Alpha HK and Alpha SZ to have complied with all applicable laws and regulations between the date hereof and the Closing Date. Seller shall have caused Alpha HK and Alpha SZ to pay all Liabilities in the ordinary course of business as and when the same shall become due, including, without limitation, employee salaries and benefits, tax obligations, leasehold payments, and payments to directors in the ordinary course and consistently with past practice.

(c)	Performance. All of the covenants and obligations that the Seller or Alpha HK or Alpha SZ are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects, or waived.

(d)	Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Buyer, will have been executed and delivered to Buyer.

(e)	Surrender of Sale Shares. Seller shall surrender all of the Sale Shares to Buyer endorsed in blank for transfer from Seller to Buyer.

(f)	Approval from Hong Kong Securities and Futures Commission. The approval of the Transaction by Hong Kong Securities and Futures Commission has been received.

5.2 Conditions Precedent to Closing by Seller.  The obligation of the Seller to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the Parties in writing and in accordance with Section 7 hereof. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Seller and may be waived by Seller in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)	Payment of Total Purchase Price. The Total Purchase Price shall have been transferred to Seller or its designated bank account pursuant to Article 2 of this Agreement.

(c)	Performance. All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects or waived.

(d)	Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Seller, will have been executed and delivered to Seller.

6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Confidentiality.  All information regarding the business of Alpha HK and Alpha SZ including, without limitation, financial information that Seller provides to Buyer during its due diligence investigation of Alpha HK and Alpha SZ will be kept in strict confidence by Buyer and will not be used, dealt with, exploited or commercialized by Buyer or disclosed to any third party (other than Buyer’s professional accounting and legal advisors) without Seller’s prior written consent unless it is required by applicable law or regulations or to obtain approval of the HK Transaction by the Hong Kong Securities and Futures Commission.

6.2 Conduct of Alpha HK and Alpha SZ.  From the date of this Agreement to the Closing Date, and except to the extent that Buyer otherwise consents in writing, Seller shall cause Alpha HK and Alpha SZ to operate their business substantially as currently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve their good reputation and present business organization and to preserve their relationships with persons having business dealings with it, including, without limitation, (a) causing Alpha HK and Alpha SZ to not make any material acquisitions or disposals or to assume liabilities other than in the ordinary course of business consistent with past practice, (b) not disparaging the Transaction or the Buyer, and (c) Seller’s not soliciting the business or employees of Alpha HK or Alpha SZ or steering business of Alpha HK or Alpha SZto any other entity whether owned or controlled by Seller or otherwise. Within 2 years after the Closing, Seller or its affiliate shall not solicit any business or employees of Alpha HK or Alpha SZ or compete with Alpha HK or Alpha SZ for the same or similar business.

6.3 Existing Liabilities of Alpha HK and Alpha SZ.  The Buyer understands it acquires HK Shares and SZ Shares and the Buyer understands and agrees that all the existing Liabilities and responsibilities of Alpha HK and Alpha SZ shall, after completion of the Transaction, remain Liabilities and responsibilities of Alpha HK and Alpha SZ, respectively, including but not limited to the existing bank loans, debts and taxes owed by Alpha HK or Alpha SZ as well as payment of salary and social benefits to employees of Alpha HK and Alpha SZ according to applicable labor laws and regulations.

6.4 Notification.  Between the date of this Agreement and the Closing Date, each of the Parties will promptly notify the other Party in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or if it is unable to perform a covenant hereunder.

6.5 Public Announcements.  Buyer and Seller agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction without the prior written consent of the other Party, except as may be required to comply with applicable laws or regulatory requirements, including the disclosure of this Agreement and Transaction through Form 8-K and/or press release by Future FinTech Group Inc.

6.6 Reasonable best efforts. The Buyer and the Seller shall cooperate with each other to use their reasonable best efforts to take or cause the other Party and Alpha HK and Alpha SZ to take all actions necessary, appropriate or advisable to complete the transactions under this Agreement in accordance with this Agreement and applicable laws (including the preconditions for completing the closing under this Agreement, and obtaining or delivering the closing documents listed in this Agreement), including preparing and submitting all documents as soon as possible to complete all necessary notices, reports, application and other filing, as well as obtaining as soon as possible all the approvals required to complete the transactions under this Agreement, including obtaining the approval from the Hong Kong Securities and Futures Commission for the transactions under this Agreement.

7. CLOSING

7.1 Closing.  The Closing shall take place on the Closing Date at the office of Seller or at such other location as agreed to by the Parties.

7.2 Closing Deliveries of Seller.  At Closing, Seller will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Buyer:

(a)	copies of the resolutions or consent action adopted by or on behalf of the board of directors and shareholder of the Seller evidencing approval of this Agreement and the Transaction;

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Seller, as required to give effect to the Transaction; and

(c)	share certificate or equivalent document representing the Sale Shares.

7.3 Closing Deliveries of Buyer.  At Closing, Buyer will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Seller:

(a)	copies of the resolutions or consent action adopted by or on behalf of the board of directors and shareholder of the Buyer evidencing approval of this Agreement and the Transaction;

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Buyer, as required to give effect to the Transaction; and

(c)	evidence of payment of Total Purchase Price by the Buyer in accordance with Section 2.3 hereof to the Bank Account (or any such other bank account as may be designated by the Seller).

8. INDEMNIFICATION

Each Party shall indemnify and hold harmless the other Party from and against any and all losses, damages, expenses and liabilities or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”), that arise: (i) by reason of representations by such Party in this Agreement being untrue in any material respect; (ii) by reason of a breach of any of obligations of such Party under this Agreement; (iii) as a direct consequence of the failure to make requisite filings to the local company registration authority in respect of the change of Alpha SZ’s legal representative and director in December 2019 within the prescribed time limit, as detailed in the Alpha SZ LDD Report; or (iv) as a direct consequence of the failure to make requisite filings to the local lease registration authority in respect of the leased property of Alpha SZ within the prescribed time limit, as detailed in the Alpha SZ LDD Report.However, if and to the extent that applicable laws and regulations are complied with, the total compensation that the Seller must make to the Buyer shall be limited to the amount of the purchase price actually received by the Seller from the Buyer. Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement.

9. TERMINATION

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	the mutual agreement of Buyer and Seller in writing;

(b)	Buyer, upon written notice to Seller, if there has been a material breach by the Seller (as to itself or to Alpha HK or Alpha SZ, as applicable) of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of, or by, Seller that is not cured to the reasonable satisfaction of Buyer, within ten business days after notice of such breach is given by Buyer;

(c)	Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer that is not cured to the reasonable satisfaction of the Seller, within ten business days after notice of such breach is given by Seller.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1 hereof, other than the return of that part of the Total Purchase Price theretofore paid and other than the provisions of Sections 8 and 10.7 hereof, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on fraud or a wrongful refusal or failure to perform any obligations.

10. MISCELLANEOUS PROVISIONS

10.1 Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

10.2 Expenses.  Each Party will bear its own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of its own agents, representatives and accountants.

10.3 Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with the Transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.4 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by email, personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses provided in this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	In the case of email, on the day after the email has been sent, read receipt requested, provided that such read receipt shall have been received by the sender of the original email;

(b)	in the case of personal delivery, on the date of such delivery;

(c)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(d)	in the case of delivery by internationally-recognized express courier, on the third business day following dispatch; and

(e)	in the case of mailing, on the seventh business day following mailing.

10.5 Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.6 Assignment.  This Agreement may not be assigned (except by operation of law) by either Party without the consent of the other Party.

10.7 Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, China without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than Hong Kong. Buyer and Seller irrevocably consent to the jurisdiction of any courts located in Hong Kong in connection with any action, suit or proceedings arising out of or relating to this Agreement or any action taken or omitted hereunder, and waive personal service of any summons, complaint or other process, and agree that the service thereof may be made by certified or registered mail directed to either or both of the Parties at the addresses listed on the signature pages attached hereto.

10.8 Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

10.9 Gender.  All references to any person will be read with such changes in number and gender as the context or reference requires.

10.10 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.11 Effective.  This Agreement becomes effective upon the Parties’ execution.

In Witness Whereof, the Parties have executed this Agreement as of the first date written above by the undersigned thereunto duly authorized.

The Seller

For and on behalf of

Alpha Financial Limited

/s/ Steven Xiang

Name: Steven Xiang Title: CEO Address: Tel.: Email:

The Buyer

For and on behalf of

Future FinTech (Hong Kong) Limited

/s/ Lam Kiu Wing

Name: LAM Kiu Wing Title: Director Address: Tel.: Email: